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The following is the transcript of a conference call with investors held on February 14, 2007.

RYERSON

Moderator: Neil Novich

February 14, 2007

8:00 a.m. CT

Operator:	Good day and welcome to the Ryerson fourth quarter earnings release conference call. Today’s call is being recorded.

For opening remarks and introductions, I would like to turn the call over to the Chief Executive Officer, Mr. Neil Novich. Please go ahead, sir.

Neil Novich:	Let me first remind you that during the course of this call, we will make forward-looking statements subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the volatility of metals demand in prices, the cyclicality of the various industries that the company serves, and other risks described in reports filed with the SEC. We assume no obligation to update the information provided in this conference call.

In addition, we will be providing non-GAAP financial measures during this call. A reconciliation of the differences between the non-GAAP and comparable GAAP financial measures can be accessed with our earnings release at our Web site at www.ryerson.com.

Before we discuss our fourth quarter and full-year performance, I would like to comment on the notice we received from Harbinger Capital Partners regarding their slate of seven nominees to Ryerson’s board of directors. Our board has conducted a thorough review of Harbinger’s proposal compared to Ryerson’s short- and long-term plans. Based on this evaluation, the board believes that the best course of action is for Ryerson to implement its current strategic plan, and it believes that will significantly enhance value for all shareholders.

In addition, the board has retained a financial advisor to assist in further comparing the company’s current plan with other strategic alternatives, which may create additional value. Please understand that the purpose of today’s call is to discuss Ryerson’s financial performance for the fourth quarter and for 2006, and other information regarding our business operations and strategic plans. As is customary in these situations, we will not address specific questions about Harbinger’s proposal at this time.

Now, regarding our performance in 2006. 2006 was an interesting year in the metals industry, with some unusual circumstances, even unprecedented in stainless steel. We began the year with a shortage of stainless and many other products. We ended with excess supply and record industry-wide inventories.

In stainless, nickel surcharges surged by roughly $1,600 per ton during the year, with almost half of that in the second half alone, despite high inventory levels.

Our performance for the year was, in part, a reflection of this environment. Our results were strong in the first half of 2006 and weaker in the second. While rising stainless prices made it difficult to pass through all material cost increases, it did dramatically increase the value of our inventory. Our LIFO reserves stood at $504 million at year-end, which represented an increase of $230 million during the year. And because of the rising material cost environment, there was a tremendous disparity between reported LIFO earnings and earnings on a supplemental FIFO basis. As shareholders have asked us to provide both, we did start to provide both in the third quarter, and we have provided both here as well.

As you read in the earnings release, we reported earnings per diluted share of $2.50 in 2006 compared with $3.78 in 2005. For comparability with other companies in the broad industry, we showed earnings per share on a supplemental FIFO basis, which would have been $6.52 per diluted share for 2006, and $2.32 per diluted share for 2005.

For the fourth quarter, we reported a loss of 17 cents per diluted share. Supplemental FIFO earnings would have been $1.35 per diluted share.

I’m going to let Jay elaborate on these numbers, and then I’ll talk about our strategic initiatives, the significant progress we made in 2006, and more importantly, the benefits we expect to realize in 2007 and beyond by investing in these multiyear programs.

Jay Gratz:	Thanks, Neil. Good morning. Let me first address the 17 cent per diluted share loss in the fourth quarter.

As we anticipated, volume not only reflected the typical year-end slow down, but also the excess inventories throughout the supply chain. Our fourth quarter volume declined 10.8 percent sequentially, in line with the industry average.

In addition, this excess industry-wide inventory, coupled with an extraordinary run-up in stainless steel surcharges, resulted in margin pressure in the quarter.

For the year, revenues increased 2.2 percent to $5.9 billion. An 8.7 percent year over year increase in the average selling price was offset by a 5.9 percent decline in tonnage. Volume was hurt by two previously reported first quarter 2006 events – the sale of the oil and gas business, and the loss of two large accounts. One went overseas and one went (mill direct). Excluding these two factors, volume was down about three percent in 2006.

The gross margin percent declined to 14.5 percent in 2006 compared with 15.3 percent in 2005. Reported margins were affected by the rising nickel surcharges on stainless, which are passed through without markup, and the LIFO charge. Operating expenses increased primarily due to greater spending on the SAP rollout, higher employee costs, and inflationary pressure, principally in energy, partially offset by synergy cost savings associated with the Integris integration.

Inventory levels expanded across the service center industry in the second half of 2006. So did ours, in line with the industry. We’ve already implemented significant changes to our inventory management practice. We’ve improved forecasting capabilities, revised ordering parameters and safety stock levels, and upgraded our software ((inaudible) tools with enhanced capabilities and a standardized process under SAP.

To support these changes, we have made organizational changes, including naming a new chief procurement officer and a new vice president of supply chain management. We’re already seeing results. In January of 2007, current value inventories were down $50 million from year-end 2006 levels. Tonnage is decreasing even faster. And we set specific aggressive targets for improving our inventory position in 2007. We plan to reduce the current value of inventory by at least $100 million by the end of the first quarter of ‘07 compared to year-end 2006 levels. And we expect to achieve inventory turnover of five times by year-end 2007.

Debt levels were higher throughout 2006, driven by rising inventories. We expect to bring those down, along with inventory levels in 2007.

In January of 2007, Ryerson refinanced its existing $1.1 billion revolving credit facility, replacing it with a five-year, $750 million revolving credit facility, and a $450 million accounts receivable securitization. The securitization in facilities is expected to result in annualized interest expense savings of approximately $5 million compared with the prior facility. As a result, availability is now in excess of $350 million versus $189 million at year-end.

In the first quarter of 2007, there will be a one-time, $2.7 million write-off of unamortized expense associated with the prior credit facility.

Now I’ll turn the call back to Neil.

Neil Novich:	Thanks, Jay. We’ve made excellent progress in 2006 in our multiyear efforts to improve Ryerson’s operating efficiency, growth opportunities, and competitive positions. By the end of the year, we achieved run rate savings from the Integris integration of $42 million. The integration of Integris continues to go very well, and we found, greater than anticipated opportunities for synergy cost savings.

As a result, we’ve increased our savings target from $50 million to 60 million, which we plan to achieve on a run rate basis by the year end 2007.

We continue to make steady progress on the rollout of SAP and the consolidation of multiple software platforms into a single integrated platform. We shut down our largest legacy platform in 2006, and began the conversion of service centers that were formerly part of the Integris network. We’ve already completely converted 21 of our largest and most complex service centers. They represent 40 percent of our field employees.

During the conversion process, we’ve identified ways to enhance system functionality and productivity, ways that will increase overall cost savings from the information systems upgrade. And this has driven a $15 million increase in the total project budget.

Through acquisitions and joint ventures, we continue to improve our competitive position. In 2006, we acquired Lancaster Steel, which is a good example of how an acquisition can strengthen our competitive position in a specific market and create meaningful cost synergies. And we established a venture in China, providing (entry) to the world’s largest metal market, and one that’s grown eight percent to 10 percent annual for the last 20 years.

With many of our larger customers already in China, they’re very pleased that they’ll be able to get the same Ryerson service there as they are accustomed to in the United States. Our China venture also compliments joint ventures in India and Mexico, both of which are growing rapidly.

With Ryerson Plus, our lean Six Sigma process, we have a structured data-driven approach to problem solving. We’re pleased with our first full-year results and believe in the power of this program to help us cut costs, improve productivity, and share best practices across our organization.

Let’s look ahead into 2007. We expect higher inventories throughout the supply chain will continue to affect the industry and Ryerson’s first quarter, (but) we’re taking the following specific action to improve the company’s operating performance in 2007. As Jay discussed, we’ve already taken aggressive actions to reduce inventory and improve turnover.

With regard to operating profits, we are not a (single) monolithic company. Each service center has its own P&L. And at the service center level, most of our more than 100 facilities are performing very well, but not all. We have five large service centers that are significantly underperforming the average. Addressing the problems at these five, which represent 20 percent of our asset base, will make a tremendous difference in overall corporate profitability.

We’ve already implemented major management changes at each of the five underperforming service centers, and have taken a variety of actions to streamline their operations and reduce cost. As a result, we expect to capture $30 million of improvement in operating profit from these actions, exclusive of any potential restructuring charges. We will also complete the integration of Integris in 2007.

With the conversion to SAP and the consolidation of another 15 service centers, we expect synergy cost savings of an additional $10 million achieved in ‘07 compared with the 2006 savings level. By the end of the year, we’ll achieve our goal of total annualized savings of $60 million.

I thought I’d take a minute and talk a little bit about where we’ve come from. We began our restructuring in the year 2000, at the beginning of a deep recession. Over the succeeding three years, we took out $85 million of our fixed cost structure and created a platform for growth. We saw the strong results in 2004, and began conversion to SAP in order to accelerate those results. Then in 2005, we added Integris to Ryerson, virtually doubling the size of the company. And by the end of 2007, we will have completed the full integration of Integris, as well as the vast majority of all of the conversions. And there is more to come.

In addition to these initiatives, we continue to target continuous improvement in operating efficiency. We continue to drive organic growth. And we intend to continue to enhance our competitive position through acquisitions and joint ventures.

Now let’s open the call to your questions.

Operator:	Thank you. Today’s question-and-answer session will be conducted electronically. If you would like to ask a question at this time, please do so by pressing the star key, followed by the digit one on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star one if you do have a question.

We’ll take our first question from Sal Tharani from Goldman Sachs.

Sal Tharani:	Good morning.

Neil Novich:	Good morning, Sal.

Sal Tharani:	Can you give us some color on how you expect – what was your turn, it was about three times in the quarter?

Neil Novich:	I’m sorry, I couldn’t hear the question.

Sal Tharani:	What was your inventory turn?

Jay Gratz:	The turns for the quarter were by just over three.

Sal Tharani:	And you are planning to go to five times. How can you achieve that? I mean, have you done some internal calculation?

Jay Gratz:	Yes, we have, and we’ve instituted a number of changes, including people changes, forecasting changes, and standardizing some practices around SAP. And also remember, part of the run-up in inventory had to do with a rapidly changing market. Prior to all of this we were turning closer to four turns, Sal.

Sal Tharani:	And what was the LIFO at the end of the year?

Jay Gratz:	The LIFO reserve was ($504 million).

Sal Tharani:	OK. Now, are you (shedding) your inventory in volume also, or is it just the nickel price, which is bringing it down?

Jay Gratz:	No. Actually tonnage volume is coming down faster than the dollars as stainless, at least for now, continues to rise in price, the nickel surcharge that is. And in terms of last year, approximately half of the increase in inventory related to pricing.

Sal Tharani:	And are you going to discuss anything about this advisor you’ve hired?

Neil Novich:	Not specifically, no. We will respond to specific questions as best we can at this point. But in general, we had not planned on making any additional comments.

Sal Tharani:	(Would) selling the company an option also?

Neil Novich:	I’m sorry, I couldn’t hear.

Sal Tharani:	(Would) selling the company an option also?

Neil Novich:	The word strategic alternative means anything in the following set – restructuring, a potential deal of some sort, a wide variety of possibilities, which will all be compared to the strategic plan we already have in place.

Sal Tharani:	Thank you very much.

Operator:	Thank you. We’ll move on to the next question from Michael Gambardella of JP Morgan.

Michael Gambardella:	Yes, good morning.

Neil Novich:	Good morning, Michael.

Jay Gratz:	Hi, Mike.

Michael Gambardella:	Could you give us some color on what you’re doing to improve the procurement process of the materials, because, you know, you talk a lot about the operating expenses, which are probably about a quarter, maybe 30 percent of the cost, and then procurement is the rest. Could you give us some color on what you’re doing to improve your procurement process?

Neil Novich:	The first thing we’ve done is, for the most part, we’ve concentrated our procurement of materials into a couple of suppliers. We have people who are in charge of the procurement function by product, who are expert, with long-term experience in doing so.

And in addition, we’ve opened a global sourcing office in Hong Kong that we use to make sure we stay on top of world prices, and import when it’s appropriate to do so.

Michael Gambardella:	And how much of your sales right now can, you know, move up with the price of the – you know, say, on stainless, how much of your sales are actually tied to, like, a surcharge type of mechanism, where you’re just re-pricing on a daily basis? And how much are you kind of getting squeezed because you’ve contracted out on a price?

Neil Novich:	Typically, if we contract on a price – in other words, we have a specific deal over a specific time period with a customer, nickel surcharges are a pure pass-through. So, the gross margin per ton would typically not vary. So, that tends not to be an issue.

More in the, I would say, in the transactional business as, at least from what we’ve seen when the surcharges accelerated rapidly, we have a variety of medium and smaller competitors who price more on an average costing basis. And we saw a little bit of margin pressure there, as you can see in the gross profit per ton in the fourth quarter. But I think that was due to the phenomenal increase in the surcharges during the year. They went up about $1,600 a ton, which is unprecedented, and in individual months went up $300, $400 a ton, also unprecedented.

Michael Gambardella:	And do you have – like, the mills have a timing delay on the surcharge, do you have a timing delay with your customers?

Neil Novich:	Typically, no, it would be, if it goes up at the beginning of the month, it goes up for us and it goes up for the customer as well.

Michael Gambardella:	So it’s just a once a month thing?

Neil Novich:	It would change at the beginning of each month. The effect that we see, sometimes, is customers will accelerate their purchases or push them back because we all know what the surcharge is in the following month.

Michael Gambardella:	OK. So it’s effectively you have a 30-day delay, then.

Neil Novich:	Whatever the surcharge is at that time. It’s just that we all see it 30 days in advance.

Michael Gambardella:	Right. But I’m just saying that the customer sees it and can, you know, if he sees a surcharge is going to go up quite a bit on the first of the month, he can just accelerate his purchases towards the end of the previous month, effectively creating, you know, you have almost a 60-day lag on LME, because the mill has a 30-day lag, and then on top of that, you probably effectively get a 30-day lag.

Neil Novich:	We do see the effect that customers will accelerate or postpone purchases based on what they can see.

Michael Gambardella:	OK. Thanks, Neil.

Operator:	Thank you. Next, we’ll hear from Timothy Hayes of Davenport and Company.

Timothy Hayes:	Hi, good morning.

Neil Novich:	Good morning.

Timothy Hayes:	On the underperforming service centers, the five large ones ...

Neil Novich:	Yes.

Timothy Hayes:	... go into a little more detail where they are underperforming? Are they turning inventories slower than the others, or obtaining margins in other areas, like you would want them to do?

Neil Novich:	It’s primarily a cost structure and customer portfolio. In other words, they’re large, complex service centers. And I think, over time, they’ve attracted a customer base which isn’t very profitable, and have a cost structure to match.

So, as we think about improving their profitability, typically what this would mean is focusing on customers that are more in our sweet spot and are fundamentally more profitable, and adjusting the cost structure. And what that usually means is the costs come down substantially more than any change in revenue.

Timothy Hayes:	OK. Thank you.

Neil Novich:	Thanks.

Operator:	Thank you. Just as a reminder to our audience, that is star one on your touch-tone telephone if you would like to ask a question. Again, please press star one if you have a question at this time.

Our next question comes from Brett Levy of Jeffries and Company.

Brett Levy:	Hey, guys.

Neil Novich:	Good morning.

Brett Levy:	Have you ever thought about just kind of changing your accounting system, you know, once and for all? I mean, it seems like you’ve got an amazingly large reserve, and people just struggle with what to do with that.

Jay Gratz:	We have. The issue is, if we were to convert from LIFO to FIFO accounting, we would have a very large (real) cost related to taxes, and that’s enough to kill that idea.

Brett Levy:	Got it.

Neil Novich:	Also, Brett, I’ll add one thing to that as well, and that is there was a certain amount of variability because of that issue historically. But when we acquired Integris, we dramatically increased our exposure to bright metals.

And that – because they’re traded on the (LME), and nickel is traded on the (LME), and obviously aluminum is as well, that’s caused just a great degree of variability and disparity between the two metrics.

Brett Levy:	And then, is there any way of giving a little bit more clarity sort of between carbon, stainless and aluminum, kind of where the profitability – I mean, intuitively you would kind of say you were (long) flat rolled and that moved down in price. You should have gotten hit hard there.

You know, you were (long) aluminum. That should have helped you when you were (long) stainless. And it sounds like there’s some pass-through issue there. But, you know, you would think being (long) stainless in sort of the most basic of models would actually be helpful. Can you put a little bit more granularity about sort of how each of the, you know, the product areas performed for you during the quarter?

Neil Novich:	Sure. Actually let me talk specifically about first half versus second half, because that’s where the majority of the differences are characterized.

In the first half most raw materials were in relatively short supply. Lead times were relatively long. So, as prices went up and the surcharges went up obviously in the first half, it was simply relatively easier to insure we passed those on to all customers, including transactional customers, and even in some cases on the transactional side being able to mark up the surcharges as well, which is more common on the transactional side than on the contract side.

And a rising price with short supply is a competitive environment that works well, obviously, for a service center.

In the second half the odd circumstance was availability, particularly in stainless, really increased substantially. And as the availability increased typically you’d find prices falling.

But because nickel was traded separately we found the prices still going through the roof at the same time that availability was very loose in the marketplace. And there is where we saw the margin pressure.

With aluminum it wasn’t as much of an issue because although the price is high it’s been relatively stable. So it goes through average costing systems on a reasonably constant basis. And the effects of carbon were very small.

The major effect would have been in stainless, and primarily because of the surcharge mechanism.

Brett Levy:	All right.

Neil Novich:	Does that explain that?

Brett Levy:	That’s clear enough. Thank you.

Neil Novich:	Thanks.

Operator:	Thank you. Our next question comes from Michelle Applebaum of Michelle Applebaum.

Male:	Good morning.

Michelle Applebaum:	Good morning. Hi. I had a question for you. I only have the historical data on a LIFO basis because you’ve been reporting that way. So I was just wondering two questions.

First, how would the FIFO presentation compare year on year? Did you say that yet because I didn’t hear that?

Neil Novich:	I believe – I believe it’s in the release.

Jay Gratz:	It’s in the release on the last page, Michelle.

Michelle Applebaum:	And what was the answer to that?

Jay Gratz:	Get to the – (what with) 2005, the supplemental FIFO per share would have been $2.32 per share.

Michelle Applebaum:	Well, I was asking about, I’m sorry, about the fourth quarter.

Jay Gratz:	Excuse – the fourth quarter of ’05?

Michelle Applebaum:	Of ’05 versus the presentation.

Jay Gratz:	The fourth quarter of ’05 would have been on a supplemental FIFO basis, 15 cents versus the FIFO number in ’06 of $1.35.

Michelle Applebaum:	And what did you report in the fourth quarter of ’05?

Jay Gratz:	Twenty-four cents.

Michelle Applebaum:	OK. All right. So it works both ways. And then my other question was I was looking at your gross margin. It was just a little bit over 12 percent in the quarter.

And I didn’t see a quarter – as 10 years of history I didn’t see a quarter that gross margins were quite that low before, ever. Am I – I mean, before ’97 – up until ’97. Is that – is that accurate? And if it is, can you just comment on, is that like a, you know, an industry thing or something’s changed or?

Neil Novich:	Well, I would say looking at the gross margin percent, although it’s a number people commonly look at, it’s just not very useful. And let me give you two reasons why.

One is different products in different quantities go for very different gross margin percents. A $300 carbon bar order, which generates $100 of — $100 of gross profit, could have a gross margin percent of 30 percent.

A truckload of stainless, 20,000 pounds, might be under 10 percent gross margin but thousands of dollars of gross profit and far more profitable for the company than a small – than a small borrower.

So it’s very difficult to use the gross profit percent as an indicator unless you adjust out things like product mix and the size of the customers and the items.

Additionally stainless suffers from one other issue which is that as the nickel surcharges go way up, which they did this year, they went up in excess of $1,600 a ton, well over half of those probably, you know, 60 or 70 percent, are straight pass-throughs and just on the raw mass.

Even if the gross profit per ton is constant the percentage will drop significantly. So looking at the percent of gross profit we don’t think is a good comparison for anything unless you happen to be able to break it down into a granular level of detail.

Michelle Applebaum:	OK. So you’re saying gross margin is not a good metric?

Neil Novich:	Gross margin percent doesn’t allow you to compare – if you want to compare companies, it doesn’t allow you to compare companies very well.

Michelle Applebaum:	No. Not compare, I mean, looking at (Ryerson’s) historical gross margin percent.

Neil Novich:	Oh, again, the same issue. After – it’s hard to compare anything back before 2005 just because of the mix of the product’s changed so dramatically. We used to have about a third of our sales in stainless and aluminum and now it’s over half.

So those percents would have changed dramatically. And then when the surcharges go up it just depresses the gross profit percent without changing the underlying economics.

Michelle Applebaum:	So what’s a good metric to use, then, in your mind to like have a consistent flow of how the company is performing?

Neil Novich:	I think what you have to do is you have to use a return on asset base measure, for example, return on invested capital percent. And -- and if you’re going to compare to other companies I think you have to do it on an apples to apples basis so adjust everybody to one form of accounting on their LIFO or FIFO.

As it happens, FIFO companies, even if they’re just partially FIFO, cannot be adjusted to LIFO. But LIFO companies can almost always be adjusted back to FIFO.

Michelle Applebaum:	I see. But, you know, you’re – reliance is your best comp, isn’t it?

Neil Novich:	Well, I would say there are a lot of companies in the industry. And I would go back to the (Harbinger) list. They put 10 companies on their list. And those are the ones we tend to look at given that they look at the entire range of large and small customers, different kinds of industries, different geographies.

And if you look at the entire set and you adjust everybody to an apples to apples basis I believe you would find that every year from the year 2000 our relative performance had improved versus that set.

Michelle Applebaum:	And that’s what the (Harbinger) documents say?

Neil Novich:	I won’t repeat what they say. I think they have a different point of view.

Michelle Applebaum:	Okey-dokey. So if I look at return on invested capital, Ryerson versus the (peer) group, you outperformed that (peer) group using that list?

Neil Novich:	Well, I think you have to do your own analysis. What I would say is if you use an ROIC metric, get everybody on the same accounting, you would find that versus that set, let’s say versus the range and the median and the average of that set, our performance improved every year from the year 2000.

Michelle Applebaum:	Your performance improved relative to the (peer) group. But you didn’t necessarily out perform the (peer) group but your relative performance improved?

Neil Novich:	Our relative performance improved, yes.

Michelle Applebaum:	Got it. OK. Great. I’m going to try to look at it that way. Thank you.

Operator:	Thank you. At this time, there are no further questions. I would like to turn the call back to Mr. Neil Novich for any additional or closing remarks.

Neil Novich:	Thank you very much for joining us this morning. If you have further questions, please contact (Terry Rogers) as you usually do. Thanks a lot.

Operator:	This concludes today’s call. We thank you for your participation and have a wonderful day.

END

Important Information

Ryerson Inc. plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with its 2007 Annual Meeting, and advises its security holders to read the Proxy Statement relating to the 2007 Annual Meeting when it becomes available because it will contain important information. Security holders may obtain a free copy of the Proxy Statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The Proxy Statement and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson Inc., its directors and named executive officers may be deemed to be participants in the solicitation of Ryerson’s security holders in connection with its 2007 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Ryerson’s Annual Report on Form 10-K for the year ended December 31, 2005 and its proxy statement, dated April 3, 2006, each of which is filed with the SEC. To the extent holdings of Ryerson equity securities have changed since the amounts reflected in the proxy statement, dated April 3, 2006, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.